Exhibit 99.1

Western Sierra Bancorp Completes Acquisition of Auburn Community Bank

Cameron Park, California

December 12, 2003

Western Sierra Bancorp (Nasdaq: WSBA), a multi-bank holding company of Western Sierra Bank, Central California Bank, and Lake Community Bank, announced the completion of the merger with Auburn Community Bank headquartered in Auburn, Calif., effective December 12, 2003. Shareholders unanimously approved the cash-stock combination transaction valued at approximately $21.6 million at a meeting held on December 8, 2003, following all required regulatory approvals.

Auburn Community Bank will operate as a subsidiary of Western Sierra Bancorp. “With over $90 million in assets and two additional locations in the premier Auburn, California community, this increases our market presence to 32 locations throughout Northern and Central California and increases total consolidated assets to over $1 Billion.  We are committed to supporting our clients, communities and shareholders as we pursue our core objectives of internal growth, acquisitions and expanding into new high growth markets.  The corporate culture of service excellence and exceptional financial performance at Auburn Community Bank mirrors that of Western Sierra Bancorp,” Stated Gary D. Gall, President and CEO, Western Sierra Bancorp.

Jack Briner, President and CEO, along with Auburn Community Bank’s Board of Directors will remain in their present positions and continue to lead their team of professional bankers.  Auburn Community Bank will now be able to serve the community better as a result of a substantial increase in their lending limit and by leveraging Western Sierra’s technology infrastructure.  Auburn Community Bank clients will now enjoy many enhanced products and services including cash management, an expanded mortgage product line, greater SBA resources and the Western Sierra ATM network throughout Northern and Central California.

“This is a positive strategic partnership, which benefits customers, shareholders and employees.  Auburn Community Bank’s reputation for serving the community and the individual needs of customer’s matches the corporate philosophy of Western Sierra Bancorp.  Our customers now have access to innovative products and services as well as continuing to be served by their same personal bankers.  Our team has greater opportunities for career growth throughout the Western Sierra Bancorp holding company,” Stated Jack Briner, President and CEO, Auburn Community Bank.

This press release contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other things, fluctuations, interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report for the year ending December 31, 2002.

CONTACT: Western Sierra Bancorp
Gary D. Gall – President/CEO 530-677-5600
Anthony J. Gould – Executive Vice President/CFO
Jack Briner – President/CEO, Auburn Community Bank 530-889-3721

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Western Sierra Bancorp 4080 Plaza Goldorado Circle Cameron Park,  CA  95682